Exhibit No. 99

The Allstate Corporation

News Release

For more information:

Michael Trevino, (847) 402-5600

The Allstate Corporation Receives Request For Information From Connecticut

Northbrook, Ill., Oct. 28, 2004 — The Allstate Corporation today confirmed that it received on Oct. 25, 2004, interrogatories and a subpoena from the office of the Attorney General of the State of Connecticut seeking information relevant to that office’s investigation into the possible violation of anti trust laws by unnamed parties.  In particular, the Attorney General’s office indicated that it was investigating whether any person engaged in activities for the purpose of price fixing, market allocation, or bid rigging.  Published press reports have indicated that the Attorney General’s office has issued requests of this nature to some 35 insurance companies and that some insurers have received, or may in the future receive, similar requests for information from other states or other regulatory authorities.

The company says it intends to cooperate fully with this and any similar requests for information.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in more than 16 million households protect what they have today and better prepare for tomorrow through more than 12,900 exclusive agencies and financial specialists in the U.S. and Canada. Customers can access Allstate products and services through Allstate agencies, or in select states at allstate.com and 1-800 Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group provides life insurance, annuity, retirement, banking and investment products through distribution channels that include Allstate agencies, independent agencies, financial institutions and broker-dealers.